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                                                                    Exhibit 10.5


                              ASSET SALE AGREEMENT



           RAPIGNOST -Registered Trademark- URINE TEST STRIP BUSINESS



This Asset Sale Agreement (this "Agreement") is made and entered into as of November 26, 1999 ("Effective Date") by and between:

         Quidel Deutschland GmbH, a company formed under the laws of Germany with its registered office at Czernyring 22/10, 69115 Heidelberg, and

         Quidel Corporation, a Delaware corporation with its registered office at 10165 McKellar Court, San Diego 92121, California, USA (collectively the "Purchaser");

                                       and

         Dade Behring Marburg GmbH, a German corporation, with its registered office at Emil von Behring Str. 76, 35041 Marburg, Germany (the "Seller").

The Purchaser and the Seller are sometimes referred to herein individually as a "Party" and collectively as the "Parties". Unless otherwise indicated, capitalized terms used but not defined prior to the first usage herein are defined in Article XIII.

WHEREAS, the Seller owns and operates the Rapignost -Registered Trademark- Urine Test Strip Business, as defined herein and referred to herein as the "Business";

WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser certain assets of the Business, and the Seller desires to transfer to the Purchaser and the Purchaser desires to assume from the Seller certain liabilities of the Seller, in each case upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, and of the mutual benefit derived hereby, the Parties, intending to be legally bound, agree as set forth herein.



                                    ARTICLE I
             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1 PURCHASED ASSETS. On and subject to the terms and conditions set forth in this Agreement (except as set forth in section 1.1.5), the Seller hereby sells, assigns, transfers, and delivers to the Purchaser, or a designated Affiliate of Purchaser, (and shall cause its Affiliates to sell, assign, transfer, and deliver), and the Purchaser, or a designated Affiliate of Purchaser, hereby purchases from the Seller, all of the Seller's right, title, and interest in and to the following (collectively, the "Purchased Assets"):


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1.1.1    MACHINERY AND EQUIPMENT. The machinery and equipment set forth on
         Schedule 1.1.1 hereto.

1.1.2 INVENTORY. The Inventory of the Seller is as listed on Schedule 1.1.2 (net of any reserves for obsolescence) saleable to customers in the normal course of the Business, and not obsolete, deteriorated or unusable under standard quality control procedures (the "Inventory"). The inventory located at Seller's facilities in Marburg and Dortmund shall be transferred at Closing to the Purchaser pursuant to the terms of Section 2.4 below. For inventory held at other locations, Seller may sell such inventory until January 31, 2000, except that Seller and/ or its Affiliates may retain inventory in jurisdictions where Seller and/or its Affiliates will continue to act as distributors for the Business after the Closing.

1.1.3 SELLER'S CONTRACT RIGHTS AND OBLIGATIONS. All sales orders, purchase orders (except for those purchase orders issued to Seller by Purchaser or Purchaser's Affiliates), contracts, distribution agreements, development agreements, consulting agreements, OEM license agreements, or any other agreements, and the like (subject to the appropriate consent) which are necessary for the operation of the Business as now being conducted, including those set forth on Schedule 3.1.8, (the "Contracts").

1.1.4 BUSINESS RECORDS. All business records pertinent to the Business as conducted as of the Closing, confidential or otherwise (subject to third party confidentiality restrictions or legally required consents), to the extent such records are necessary for the operation of the Business, including laboratory notebooks and prosecution files if relating to the Proprietary Rights which are to be assigned to the Purchaser pursuant to the Proprietary Rights Agreement, tax records (to the extent they relate specifically to the Business), market information, sales aids, customer and supplier lists, manufacturing procedures and records, protocols and the like. The Seller hereby reserves the right to retain a copy of such records for its use subject to the confidentiality provision of Section XII hereof and the non-competition provision of Section 7.1.2 hereof.

1.1.5 PROPRIETARY RIGHTS. The proprietary rights transferred or licensed to Purchaser or an Affiliate of Purchaser pursuant to the Proprietary Rights Agreement entered into by and between Quidel Corporation and the Seller as of the Closing Date.

1.1.6 PRODUCT REGISTRATIONS. All product registrations held by Seller or its Affiliates including all 510k's or similar registrations set forth on
         Schedule 1.1.6.

1.2 EXCLUDED ASSETS. Notwithstanding anything expressed or implied to the contrary in this Agreement, the Purchased Assets shall not include any assets of the Seller or its Affiliates whatsoever other than the specific assets expressly identified in Section 1.1. Without limiting the generality of the foregoing, the term "Excluded Assets" as used in this Agreement shall include, without limitation, cash, accounts receivable, notes receivable, prepaid taxes, expenses or allowances for the post-closing period, interests in insurance policies, real properties, facilities, Rapimat or similar diagnostic instruments, computer systems (including voice mail, freight related systems, software and order entry systems), chose of action, and the use of the Dade Behring or Syva names, except as expressly set forth in the Proprietary Rights Agreement.


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1.3      ASSUMPTION OF CERTAIN LIABILITIES. On and subject to the terms and conditions set forth herein, the Purchaser hereby assumes and is liable for the following obligations of the Seller (the "Assumed Liabilities"):

1.3.1 POST-CLOSING PERFORMANCE OBLIGATIONS. All liabilities and obligations of the Seller to the extent they arise out of or relate to the ownership, use or operation of the Business or the Purchased Assets after the Closing, including, but not limited to, all liabilities and obligations under the Contracts which either arise after the Closing or which are to be performed after the Closing, including but not limited to obligations to sell products and to develop products.

1.3.2 INFRINGEMENT CLAIMS. All liabilities and obligations which arise out of or relate to any claim or action (regardless of when such claim or action arises) arising out of the operation or ownership of the Business or the Purchased Assets after the Closing including any and all claims alleging, with respect to the Proprietary Rights to be transferred pursuant to the Proprietary Rights Agreement, infringement, misappropriation or other conflict with the Proprietary Rights of any third party.

1.4 EXCLUDED LIABILITIES. Other than as set forth in Section 1.3 above, the Purchaser shall not assume or become liable for (and, thus "Assumed Liabilities" shall not include) any other liabilities of the Seller (the "Excluded Liabilities), including ,without limitation, any liability relating to a license and manufacturing agreement between Seller and Jugoremedija, a Yugoslav company.



                                   ARTICLE II
                               THE PURCHASE PRICE

2.1 THE PURCHASE PRICE. For purposes of this Agreement, in addition to Purchaser's assumption of liabilities as provided in Section 1.3, the "Purchase Price" for the Purchased Assets, for the covenant not to compete provided in Section 7.1.2, and for all other rights and obligations contemplated hereunder shall be equal to United States Dollars Five Million Seven Hundred Fifty Thousand (USD 5,750,000) payable as follows:

2.1.1 An initial cash payment of United States Dollars Five Million (USD 5,000,000) payable in immediately available funds at the Closing.

2.1.2 United States Dollars Five Hundred Thousand (USD 500,000) to be paid in immediately available funds twelve (12) months after the Closing; provided, however, that in respect of such funds Purchaser shall deliver to Seller at Closing a bank guarantee from a major United States Financial Institution payable to Seller upon the one year anniversary of the Closing Date for the full amount thereof. The terms of such guarantee shall be reasonably satisfactory to Seller and shall include, without limitation, that in the event of a default in payment of such amount, Seller shall have the option to exercise the guarantee without being obligated to first exhaust all remedies against Purchaser.

2.1.3 United States Dollars Two Hundred Fifty Thousand (USD 250,000) to be paid in immediately available funds twenty-four (24) months after the Closing; provided, however, that such funds shall only be paid to the Seller upon successful completion of the milestones defined in the Transitional Manufacturing and Transfer Assistance Agreement ("TMA");

2.2      ADDITIONAL PAYMENT. In addition to the payments set forth in Section
         2.1 above, Purchaser shall pay to Seller an amount equal to three percent (3%) of the combined annual global sales of the products of Business for a period of five (5) years from Closing, and up to


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         a maximum of United States Dollars Three Million (USD 3,000,000). The
         first two (2) years of royalties shall only be paid to the Seller upon successful completion of the milestones defined in the TMA. For purposes of calculating annual sales each such annual period shall begin on January 1 and conclude on the following December 31 (except of the first period, which shall begin on December 1, 1999 and end on December 31, 2000). All annual payments shall be due and payable on or before the following February 28. Simultaneous with the annual payment, Purchaser shall provide Seller with a report, to be prepared at Purchaser's own expense, detailing sales within such period; provided, however, that the names of customers need not be listed in such reports. If the Parties disagree about the contents of such report, they shall use good faith efforts to resolve such disagreement, including if necessary the appointment of an independent auditor from one of the big five accounting firms that is not providing services to either party at the time of such appointment; failing which, such dispute shall be subject to arbitration as provided in this Agreement.

2.3      CLOSING.

         (a) The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on November 30, 1999, or at such other time as may be mutually agreed upon by the Parties (the "Closing Date").

         (b) The Seller and the Purchaser agree that title in all tangible Purchased Assets shall be conveyed to the Purchaser with the effect as of Closing. At Closing, Seller shall execute and deliver to Purchaser the deeds, patents, trademarks and other assignments and such other instruments of transfer in agreed form, as shall be effective to vest in Purchaser good title, to all of the Purchased Assets. The Purchaser shall be granted immediate possession in all tangible Purchased Assets through delivery to the Purchaser at their respective locations on the Closing. To the extent that tangible Purchased Assets are not in the immediate possession of the Seller, the granting of possession is substituted by the assignment of the claim for conversion against the immediate possessor. To the extent that the Purchaser does not gain possession of individual tangible Purchased Assets because of their delivery is not possible or expedient for practical reasons, the granting of possession shall be substituted by the agreement between Seller and Purchaser that these Purchased Assets shall be held by the Seller for the benefit of the Purchaser as of the Closing and the possession will be granted to the Purchaser as soon as practicably possible.

         (c) To the extent tangible Purchased Assets are subject to rights of retention or have been transferred to third parties for security purposes, Seller shall, irrespective of possible claims of the Purchaser for a breach of warranty arising therefrom, assign to the Purchaser its respective expectant rights (ANWARTSCHAFTSRECHTE) and all claims and rights it has relating to these Purchased Assets including all rights of return or repossession.

         (d) If any of the conditions precedent to Purchaser's obligation to close this transaction set forth in Section 8.2 below are not satisfied on the scheduled Closing Date and the Purchaser does not wish to waive such condition(s), Purchaser may in its sole discretion, upon notice to Seller at least twenty four
                  (24) hours prior to the Closing Date, reschedule the Closing for another date (which must be a business day) not later than three (3) days after the conditions precedent have been waived or satisfied. All proceedings to take place at the Closing shall be deemed to take place simultaneously, and delivery shall not be considered to have been made until all such proceedings have been completed. The Closing shall be deemed to have taken place at 11:59 p.m., C.E.T. on the Closing Date.


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2.4      INVENTORY ADJUSTMENT. On the Closing Date, there will be an inventory adjustment based upon the difference between the book value of the Average Inventory of Seller located in Marburg and Dortmund, Germany and the book value of the Closing Date Inventory conducted by Purchaser at Seller's facilities in Marburg and Dortmund, Germany.

2.4.1 AVERAGE INVENTORY. The term "Average Inventory" shall mean the six (6) month average month end inventory balance of Seller of Inventory located in Marburg and Dortmund, Germany for the months ending March through August 1999.

2.4.2 CLOSING DATE INVENTORY. The term "Closing Date Inventory" shall mean the inventory located at Seller's facilities in Marburg and Dortmund, Germany on the Closing Date.

2.4.3 DETERMINATION. The inventory adjustment shall be determined on the Closing Date. The costs and expenses associated with determining the inventory adjustment shall be borne by Purchaser. If the book value of the Closing Date Inventory exceeds the book value of the Average Inventory, then Purchaser shall pay to Seller an amount equal to the difference between the book value of the Closing Date Inventory and the book value of the Average Inventory. If the book value of the Average Inventory is greater than the book value of the Closing Date Inventory, then Seller shall pay to Purchaser the difference between such values.

2.4.4 PAYMENTS. All payments made in accordance with this Section 2.4 shall be paid by a wire transfer of available funds in United States currency made to an account designated by the Party to receive such payment. Any amount not in dispute under this Section shall be considered due and payable immediately upon receipt of notice of said amounts being due and such payment shall be made within five (5) business days. Any amount in dispute shall be due and payable within ten (10) days after the resolution of the dispute pursuant to the terms of this Agreement. Each such payment due to Seller or Purchaser shall include interest on the amount paid at ten percent (10%) (compounded annually) from the Closing until the date of payment.



                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Purchaser as of the Closing, except to the extent a representation and warranty relates to a specified date, as follows:

3.1.1 CORPORATE STATUS. The Seller is a corporation duly organized, validly existing and in good standing (as such concept is defined in the relevant jurisdiction(s)) under the laws of Germany, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.1.2 AUTHORIZATION. The Seller has the corporate power and authority to execute and deliver the Transactional Documents to which it is a party, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of the Transactional Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of the Seller. The Seller has duly executed and delivered this Agreement, and each of the other Transactional Documents to which it is a party. Assuming this Agreement and the other Transactional Documents constitute valid and binding obligations of Purchaser, each of this Agreement and the other Transactional Documents is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar


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         laws affecting creditors' rights generally, or (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

3.1.3 NO CONFLICTS. The execution, delivery and performance by the Seller of this Agreement and the other Transactional Documents and the consummation of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Certificate of Incorporation or By-laws (or equivalent organizational documents) of the Seller, each as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default with or without the giving of notice or the lapse of time or both with respect to any property of the Seller (including without limitation any of the Purchased Assets), other than a violation, conflict or default which would not have a Material Adverse Effect, pursuant to (i) any contract, agreement or instrument to which the Seller is a party or by which it or any of its properties (including without limitation any of the Purchased Assets) is bound or to which it or any of such properties is subject, or (ii) to Seller's knowledge, any Applicable Law.

3.1.4 LITIGATION, ETC. Except as set forth on Schedule 3.1.4, no action, suit, proceeding or investigation is pending or to the knowledge of Seller threatened, relating to or affecting any of the Purchased Assets or which questions the validity of the Transactional Documents or challenges any of the transactions contemplated hereby or thereby except to the extent such action, suit, proceeding or investigation would result in a loss or liability to the Business of less than United States Dollars Ten Thousand (USD 10,000), said sum to be assessed in good faith by the Seller.

3.1.5 PURCHASED ASSETS CONDITION. Except as set forth in Schedule 3.1.5, the Purchased Assets are all the assets that are necessary to conduct the Business as currently conducted.

3.1.6    COMPLIANCE WITH LAWS: GOVERNMENTAL APPROVALS. Except as disclosed in
         Schedule 3.1.6 attached hereto, since June 1, 1998, the Seller has not received any notice with respect to the Business alleging any violation of Applicable Law, except for such violation which would not result in a penalty greater than United States Dollars Ten Thousand (USD 10,000), but including those, which could have a Material Adverse Effect, such sum to be assessed in good faith by the Seller. The Seller holds all Governmental Approvals necessary for the conduct of the Business, as now conducted, except where the failure to obtain such Governmental Approvals would not have a Material Adverse Effect. Except as disclosed in Schedule 3.1.6, all such Governmental Approvals are in full force and effect, and to Seller's knowledge their continuing effectiveness will not be materially adversely affected by any of the transactions contemplated hereby, and the Business is in compliance in all material respects with each such Governmental Approval, except where such non-compliance would not have a Material Adverse Effect.


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3.1.7    ASSETS. Except as set forth on Schedule 3.1.7, the Seller is the legal and beneficial owner of, and has good and valid record title, to all of the Purchased Assets, and has the full right to sell, convey, transfer, assign, license and deliver the Purchased Assets, without the need to obtain the consent or approval of any third party. Except as set forth on Schedule 3.1.7, all of the Purchased Assets are free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, "Encumbrances").

3.1.8 CONTRACTS. Except for (i) this Agreement, the other Transactional Documents and the contracts set forth on the other Schedules to this Agreement, and (ii) any purchase order for goods or services in the ordinary course of business, Schedule 3.1.8 attached hereto lists all of the material written contracts ("Contracts") to which the Seller is a party as of the date of this Agreement. For the avoidance of doubt, the Contracts relating to proprietary rights are listed in the respective schedules of the Proprietary Rights Agreement, and the representations and warranties in the Proprietary Rights Agreement shall apply to such proprietary rights Contracts. The Seller has delivered to the Purchaser true, correct and complete copies of all such Contracts, together with all modifications thereof and is not in breach of any of the provisions of any such Contract, nor, to the knowledge of Seller, is any other party to any such Contract in default thereunder. Except as set forth on Schedule 3.1.8, the Seller has not received notice since June 1, 1998 of any default under any of the foregoing Contracts that has not been cured. The Seller has in all material respects performed all obligations required to be performed by it to date under each such Contract.

3.1.9 BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Seller or Purchaser in such manner as to give rise to any valid claim against the Purchaser or Seller for any brokerage or finder's commission, fee or similar compensation.

3.1.10 MACHINERY AND EQUIPMENT; INSTRUMENTS. All machinery and equipment listed on Schedule 1.1.1 is in good operating condition and repair, subject to normal wear and tear.

3.1.11 ORDINARY COURSE. During the past three months from the date hereof, the amount of products of the Business that the Seller has transferred to its distributors has been consistent with the Seller's past practice and policies and has been in the ordinary course of business.

3.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller as of the date hereof and, except to the extent a representation and warranty relates to a specified date, as of the Closing as follows:

3.2.1 CORPORATE STATUS. Quidel Deutschland GmbH and Quidel Corporation are companies duly organized under the laws of Germany and Delaware respectively, validly existing and in good standing (as such concept is defined in the relevant jurisdiction(s)) under the laws of all jurisdictions in which each of them conducts business, and each of them has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2.2 AUTHORIZATION. The Purchaser has the power and authority to execute and deliver the Transactional Documents to which it is a party, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of the Transactional Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of the Purchaser. The Purchaser has


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         duly executed and delivered this Agreement and each of the other
         Transactional Documents to which it is a party.

         This Agreement and the other Transactional Documents constitute valid and binding obligations of Seller, each of this Agreement and the other Transactional Documents is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally, or (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

3.2.3 NO CONFLICTS. The execution, delivery and performance by the Purchaser of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (a) any Applicable Law applicable to the Purchaser, (b) the Certificate of Incorporation or By-laws (or equivalent organizational documents) of the Purchaser, or
         (c) any material contract, agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound.

3.2.4 LITIGATION. There is no action, claim, suit, judgement, injunction, order or decree pending, or to the Purchaser's Knowledge threatened, against the Purchaser that relates to the transactions contemplated by this Agreement, nor are there agreements or envisaged agreements which are capable of impacting the Purchaser's ability to fulfil its obligations under the present Agreement. In the event that any such agreement comes into effect, or is intended to come into effect following the Closing, the Purchaser shall inform the Seller without delay of the same.

3.2.5 BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation.



                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

4.1 ADDITIONAL AGREEMENTS. Simultaneously herewith, Seller and Purchaser shall enter into that certain Transitional Manufacturing and Transfer Assistance Agreement, that certain Lease Agreement with respect to the manufacturing facility in Marburg, and that certain Proprietary Rights Agreement. The Distribution Agreements for the agreed upon territories will be negotiated in good faith by both parties and consummated no later than sixty (60) days following the Closing Date, provided, and the parties hereby acknowledge that the terms of the distribution agreement attached hereto as Exhibit C will be substantially the terms incorporated into the final distribution agreements for the agreed upon territories, provided however for the territories of Japan and Brazil the parties agree that they will independently negotiate the specific issues of transfer price, term of the agreement, margins and quotas (and in Japan, the issues of labeling and minimum purchase orders).



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                                    ARTICLE V
                                      TAXES

5.1 ALLOCATION OF PURCHASE PRICE. The Purchaser and the Seller shall allocate the Purchase Price (including the amount of liabilities assumed by the Purchaser, as determined at the Closing) among the Purchased Assets as set forth on Schedule 5.1 attached hereto, and such Schedule shall be used by the Parties in preparing all Tax Returns. The Purchaser and the Seller shall each file their respective tax returns in accordance with this Section 5.1, with its federal Income Tax Return for its taxable period that includes the Closing. All allocations made pursuant to this Section 5.1 shall be binding upon the Parties and upon each of their successors and assigns, and the Parties shall report the transactions contemplated by this Agreement in accordance with such allocations.

5.2 SALES AND TRANSFER TAXES. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees, including any penalties and interest thereon (collectively, "Transfer Taxes") incurred in connection with this Agreement shall be split equally between Seller and Purchaser. However, Purchaser shall be solely responsible for value added taxes. Purchaser shall pay the Transfer Taxes when due and will file all necessary Tax Returns and other documentation with respect to such Transfer Taxes and, if required, by applicable law, the Seller will join in the execution of any such Tax Returns and other documentation. Seller shall pay to Purchaser Seller's share of the transfer taxes no later than ten (10) days prior to the date when such Transfer Taxes are due to be paid by Purchaser. Purchaser must provide documents evidencing the amount to be paid to the tax authorities and the date when such payment is due, all in a manner that is reasonably acceptable to Seller.

5.3 CO-OPERATION ON TAX MATTERS. The Purchaser and the Seller shall co-operate fully, as and to the extent reasonably requested by the other Party, in connection with any audit, litigation or other proceeding with respect to Taxes relating to the Business. Such co-operation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and the Seller agree (i) to retain all books and records with respect to Tax matters relating to the Business pertinent to the Seller relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, subject to respective confidentiality requirements of the Parties, if the other Party desires to take possession of such books and records such Party may make copies of such books and records.



                                   ARTICLE VI
                          COVENANTS PENDING THE CLOSING

       During the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, Seller agrees (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing) as follows:

6.1 ORDINARY COURSE. Seller shall carry on the Business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts consistent with past practice and policies to preserve its present Business operations, keep available the services of the Business' key employees (other than employees


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       terminated for cause) and preserve its relationships with customers, suppliers, distributors and others having business dealings with it relating to the Business.

6.2 NO SOLICITATION. Seller shall not, directly or indirectly, through any employee, agent or representative (including without limitation investment bankers, attorneys, accountants and consultants), or otherwise:
       (i) solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group or other person or entity, individually or collectively (including without limitation any managers, employees or independent contractors of the Seller or any of its Affiliates), other than Purchaser
             (a "Third Party"), relating to any acquisition or purchase of all or a material portion of the Purchased Assets;
       (ii) participate in any discussions or negotiations regarding the acquisition or purchase of all or a material portion of the Purchased Assets, or furnish to any Third Party any confidential information with respect thereto; or
       (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek to do any of the foregoing with the respect to the Purchase Assets.

       Seller shall promptly notify Purchaser in writing if any such proposal or offer, or any inquiry or contact with any Third Party with respect thereto, is made, and shall in any such notice, set forth in reasonable detail the identity of the Third Party, the terms and conditions of any proposal and any other information requested of them by the Third Party or in connection therewith.

       Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any of the foregoing.

6.3 APPROVALS AND CONSENTS. Unless Purchaser is required by law to be responsible for any of the following, Seller will obtain all necessary governmental and third party approvals and consents required in order to authorize and approve this Agreement and the other Transactional Documents, to consummate the sale of the Purchased Assets to Purchaser pursuant to this Agreement, and to transfer and assign all of the Contracts set forth on Schedule 3.1.8.. Purchaser shall provide reasonable assistance to the Seller in the Seller's effort to obtain such consents.



                                   ARTICLE VII
                         OTHER COVENANTS AND AGREEMENTS

7.1      COVENANTS AND AGREEMENTS OF THE SELLER

7.1.1 FURTHER ASSURANCES. After the Closing, the Seller shall from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or as may be reasonably requested by the Purchaser, to confirm and assure the transfer of the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby and thereby.

7.1.2 NON-COMPETITION. The Seller hereby expressly covenants and agrees that for a period of five (5) years from and after the Closing, the Seller will not directly or indirectly manufacture, distribute, or sell any urine test strips in the field of human in vitro urine diagnostics by the determination of Bilirubin, Urobilinogen, Ketones, Ascorbic acid, Glucose, Albumin (Protein), Blood, Ph-value, Nitrite, Leucocytes, Specific Gravity and Amylease in urine, provided however, that Seller may manufacture, distribute and sell, any


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                                                                   Page 10 of 25
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         urine test strips to be used in drug abuse testing, therapeutic drug monitoring (including immunosuppressive drug monitoring), adulteration testing, cardiac testing, hormone testing, and microbiological testing. Notwithstanding the foregoing and subject to the following sentence, Seller may acquire or be acquired by (including, without limitation, any purchase or sale of stock or assets, merger, joint venture or alliance) a business that otherwise would violate the foregoing restriction and thereafter develop such business, as long as no more than four percent (4%) of the annual income of such business (measured as of the date of such transaction) is in businesses which violate the foregoing restriction. Notwithstanding the foregoing, the following shall apply:

         a) The Seller may acquire or be acquired by Bayer AG, Roche AG, and/ or their successor companies;

         b) the Seller may acquire or be acquired by a business which violates any of the restrictions stated above so long as the Seller shall commence procedures to divest itself of the competing manufacturing operations of such business within three (3) months after such acquisition and complete such divestiture within (2) years after such acquisition.

         c)  The non competition restrictions on Seller included in this section
             7.1.2 shall not apply in Brazil and/ or Japan should either of the distributorship agreements to be negotiated between Purchaser and Seller's affiliates in Brazil and Japan, be terminated by Purchaser for reasons other than cause, as defined under such distributorship agreements.

         d)  If it is ever held that the restrictions placed on Seller by this
             Section 7.1.2 are too onerous and are not necessary for the protection of Purchaser, the Parties agree that any court of competent jurisdiction shall be requested by both Parties to reduce the duration or scope hereof, or delete specific words or phrases, such that in its reduced form such provision will then be enforceable and will be enforced.

7.1.3 PRE-CLOSING ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, at Purchaser's expense and risk, the Seller shall
         (i) give Purchaser and its authorized representatives reasonable access during normal business hours to all plants, offices, warehouses and other facilities used in the Business and to all contracts, internal reports, data processing files and records, federal, state, local and foreign tax returns and records, commitments, books, records and affairs of the Seller directly relating to the Business, whether located on the premises of the office facilities of the Seller or at another location, (ii) permit Purchaser to make such reasonable inspections as it may require, (iii) cause its officers to furnish Purchaser such financial, operating, technical and product data and other information with respect to the Business as Purchaser from time to time may reasonably request, including without limitation financial statements and schedules, and (iv) assist and cooperate with Purchaser in the development of integration and transition plans for implementation by Purchaser following the Closing Date; provided, however, that no investigation pursuant to this Section 7.1.3 shall affect or be deemed to modify any representation or warranty made by the Seller herein.

         Seller shall give Purchaser prompt notice of any material breach of any of its covenants hereunder or the occurrence of any event that is reasonably likely to cause any of its representations and warranties hereunder to become incomplete or untrue in any material respect.

7.2      COVENANTS AND AGREEMENTS OF THE PURCHASER.

7.2.1 FURTHER ASSURANCES. After the Closing, the Purchaser shall from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such


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                                                                   Page 11 of 25
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         other actions as shall be necessary, or otherwise reasonably requested by the Seller, to confirm and assure the obligations of the Purchaser provided for in this Agreement and render effective the consummation of the transactions contemplated hereby and thereby.

7.2.2    POST-CLOSING ACCESS AND INFORMATION

         (a) After the Closing, the Purchaser will (and will cause its accountants, counsel, consultants, employees and agents to) give the Seller, and its accountants, counsel, consultants, employees and agents, full access, during normal business hours and upon reasonable notice, to all employees, documents, records, work papers and information with respect to all of such Person's properties, assets, books, contracts, commitments, reports and records relating specifically to the Business or the Purchased Assets, as the Seller may from time to time reasonably request in order to prepare the Seller's income and other tax returns. In addition, the Purchaser shall permit the Seller to make copies at its own expense of any of the above-mentioned documents, records and information for such purposes.

         (b) The Purchaser will retain all books and records relating to the Business or any of Seller's predecessors in interest for at least seven (7) years or for such longer period as may be required by applicable law.

         (c) In the event that, in connection with the consummation of the transactions contemplated hereby, the Purchaser obtains, after the Closing, any documents, records or information that, instead of relating to the Purchased Assets, relate to the Seller or any of its Affiliates or any of their respective operations or businesses, the Purchaser shall (i) promptly notify the Seller of that fact, (ii) promptly upon Seller's request return such document, record or information to the Seller, (iii) not use any such document, record or information in any way, and (iv) keep the content of such document, record or information confidential in all respects.

         (d) In the event that the Seller finds, after the Closing, any documents, records or information that should have been provided to the Purchaser pursuant to Section 1.1.4 hereof, the Seller shall (i) promptly notify the Purchaser of that fact, and (ii) promptly upon Purchaser's request provide such document, record or information to the Purchaser; provided, however, that the Seller may retain a copy of such document, record or information for its use subject to the confidentiality provision of Section XII hereof and the non-competition provision of Section 7.1.2 hereof.


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                                                                   Page 12 of 25
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7.3      EXPENSES; BROKERS.

7.3.1 EXPENSES. Except as otherwise provided herein, the Seller, on the one hand, and the Purchaser, on the other hand, shall bear their respective expenses, costs and fees (including attorneys' and accountants' fees) in connection with the transaction contemplated hereby, including the preparation, execution and delivery of this Agreement and the other Transactional Documents and compliance herewith (the "Transaction Expenses"), whether or not the transactions contemplated hereby are consummated.

7.3.2 BROKERS. Without limiting the generality of Section 7.3.1 above, each party shall indemnify the other Party against any and all liability and claims for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by such Party.



                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

8.1 CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND SELLER. The respective obligations of Purchaser and Seller set forth in this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by each such Party:

         (a) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any federal, state or foreign court or other governmental or regulatory authority and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking substantial damages against Purchaser or the Seller if the transactions contemplated by this Agreement are consummated, shall be pending which, in the good faith judgment of the Seller and Purchaser, have a reasonable probability of resulting in such order, injunction or substantial damages. In the event any such order or injunction shall have been issued, each Party agrees to use its reasonable efforts to have any such injunction lifted.

         (b) STATUTES. No federal, state, local or foreign statute, rule or regulation shall have been enacted which would make the consummation of the transactions contemplated by this Agreement illegal.

8.2 FURTHER CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser set forth in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Purchaser:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date; and Purchaser shall have received a certificate (the "Compliance Certificate") dated the Closing Date to the foregoing effect signed by an authorized officer of the Seller.


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                                                                   Page 13 of 25
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         (b)  PERFORMANCE OF OBLIGATIONS OF OTHER PARTIES. Seller shall have satisfied all of the conditions set forth in this Section 8.2 and performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and the Compliance Certificate shall include a statement to such effect.

         (c) NO LITIGATION. Since the date hereof, there shall not have been instituted and be continuing or threatened against the Seller, any claim, action or proceeding related to the Business or the Purchased Assets which, if adversely determined, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (d) CONSENTS AND APPROVALS. All waivers, licenses, agreements permits, consents, approvals or authorizations of third parties or governmental agencies or any modifications or amendments to existing agreements with third parties required to be obtained by Seller or Purchaser shall have been obtained and shall be in full force and effect and without conditions or limitations which unreasonably restrict the ability of the Parties hereto to carry out the transactions contemplated hereby and Purchaser shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of same.

         (e) DILIGENCE REVIEW. Purchaser shall be satisfied, in its sole discretion, with the result of its due diligence investigation of the Business, including Purchaser's review of the financial, regulatory and operational aspects of the Business.

         (f) EXECUTION OF RELATED AGREEMENTS. Seller shall have executed the Proprietary Rights Agreement with Purchaser or an Affiliate of Purchaser substantially in the form attached hereto as Exhibit A and the Transitional Manufacturing Agreement with Purchaser substantially in the form attached hereto as Exhibit B. In addition, Seller shall execute the Lease Agreement with Purchaser substantially in the form attached hereto as Exhibit D.

8.3 FURTHER CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller set forth in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Seller:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and Sellers shall have received a certificate dated the Closing Date signed by an authorized officers of Purchaser to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF OTHER PARTIES. Purchaser shall have satisfied all of the conditions set forth in this Section
              8.3 and performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser.


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                                                                   Page 14 of 25
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         (c)  EXECUTION OF RELATED AGREEMENTS. Purchaser or an Affiliate of
              Purchaser shall have executed the Proprietary Rights Agreement with Seller substantially in the form attached hereto as Exhibit A, the Transitional Manufacturing Agreement with
              Seller substantially in the form attached hereto as Exhibit B, and the Distribution Agreements with Seller substantially in the form attached hereto as Exhibit C for the mutually agreed upon territories.



                                   ARTICLE IX
                                   TERMINATION

9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

         (a)  BY MUTUAL CONSENT.  By mutual consent of Purchaser and Seller;

         (b) BY PURCHASER OR SELLER. By either Purchaser or Seller (i) if the transactions contemplated by this Agreement shall not have been consummated on or before December 15, 1999; provided that the failure of the transactions to be consummated by such date is not caused by any breach of this Agreement or delay by the Party seeking such termination; or (ii) if a court of competent jurisdiction or other governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and not appealable; or (iii) if any statute, rule or regulation is enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement by any competent governmental or regulatory authority which makes the consummation of the transactions illegal.

         (c) BY PURCHASER. By Purchaser, if a material default under or a material breach of this Agreement by the Seller shall have occurred and be continuing ten (10) business days after receipt of notice thereof from Purchaser.

         (d) BY SELLER. By Seller, if a material default under or a material breach of this Agreement by Purchaser shall have occurred and be continuing ten (10) business days after receipt of notice thereof from Seller.

         Any action taken to terminate this Agreement pursuant to this Section
         9.1 shall become effective when notice of such termination is delivered by the terminating party to the other party in accordance with the notice provision of this Agreement.

9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Purchaser or Seller in accordance with Section 9.1 above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the terminating party or its respective officers, directors or employees, except that nothing set forth herein shall relieve a Party hereto from liability for its willful breach of this Agreement. Without limitation, if all of the conditions to a Party's obligations set forth in Article VII have been satisfied or waived by December 1, 1999, the failure of such Party to perform its obligations on or before such date shall be deemed to be a willful breach of this Agreement by such Party.


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                                    ARTICLE X
                  SURVIVAL, INDEMNIFICATION AND RELATED MATTERS

10.1     SURVIVAL.

10.1.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Article III of this Agreement and the other Transactional Documents, and in any writing delivered in connection with this Agreement, shall survive for a period of two (2) years after the Closing. With respect to any breach of or inaccuracy of any representation or warranty set forth in Article III or in any of the other Transactional Documents, if a Party entitled to indemnification files an Indemnification Claim Notice during the applicable survival period specified above in this Section 10.1.1, then such representation and warranty shall survive beyond the applicable survival period, to the extent of such claim only, until such claim is resolved (whether or not the amount of the damages or expenses resulting from such breach has been finally determined at the time the notice is given) if, but only if (i) in the case of a claim made by a Party by reason of a third party claim, the written notice is accompanied by a copy of the written notice, if any, of the third party claimant, and (ii) in the case of any claim made by a Party other than by reason of a third party claim, either (x) some damages or expenses shall have been incurred in good faith at or prior to the date of such notice or (y) a reserve therefor would be required to be provided on a balance sheet prepared in accordance with GAAP.

10.1.2 COVENANTS. The covenants and agreements set forth in this Agreement and the other Transactional Documents, and in any writing delivered in connection with this Agreement, shall, unless otherwise specified herein or therein, survive for a period of three (3) years after the Closing, except as otherwise specified in Section 7.1.2. With respect to any breach of any covenant or agreement set forth herein or in any of the other Transactional Documents, if a Person entitled to indemnification files an Indemnification Claim Notice during the applicable survival period specified above in this Section 10.1.2, then such covenant or agreement shall survive beyond the applicable survival period, to the extent of such claim only, until such claim is resolved (whether or not the amount of the damages or expenses resulting from such breach has been finally determined at the time the notice is given) if, but only if (i) in the case of a claim made by a Party by reason of a third party claim, the written notice is accompanied by a copy of the written notice, if any, of the third party claimant and
         (ii) in the case of any claim made by a Party other than by reason of a third party claim, either (x) some damages or expenses shall have been incurred in good faith at or prior to the date of such notice or (y) a reserve therefor would be required to be provided on a balance sheet prepared in accordance with GAAP.

10.2     INDEMNIFICATION.

10.2.1 BY THE SELLER. After the Closing, and subject to the terms and provisions of this Agreement, the Seller will indemnify the Purchaser and Quidel Corporation, a California company, and hold them harmless against any Loss which the Purchaser and Quidel Corporation may suffer, sustain or become subject to as a result of:

         (a) the failure of the Seller to perform any action or obligation of Seller under the Transactional Documents (subject to any limitations contained herein or therein);

         (b) any liability of Purchaser for any Excluded Liabilities, including any and all claims, judgements, taxes, fines, penalties, assessments or governmental charges of any kind with respect to the Purchased Assets or the Business for any period prior to the Closing;

         (c) any material breach of or inaccuracy of any representation, warranty or covenant set forth herein or in any other Transactional Documents (provided that the Seller is given


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                                                                   Page 16 of 25
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              an Indemnification Claim Notice during the applicable survival period specified in Section 10.1 above); or

         (d) failure of the Seller to obtain any Governmental Approval necessary to be obtained in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

10.2.2 BY THE PURCHASER. After the Closing, and subject to the terms and provisions of this Agreement, the Purchaser will indemnify the Seller and hold it harmless against any Loss which the Seller may suffer, sustain or become subject to as a result of:

         (a) any failure by the Purchaser to perform any action or obligation of Purchaser to be performed under the Transactional Documents (subject to the obligations contained herein or therein);

         (b) any material breach of or inaccuracy of any representation, warranty or covenant set forth herein or in any of the other Transactional Documents (provided that the Purchaser is given an Indemnification Claim Notice during the applicable survival period specified in Section 10.1 above);

         (c) the failure of the Purchaser to obtain any Governmental Approval necessary to be obtained in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; or

         (d) the ownership, use or operation of the Business or the Purchased Assets after the Closing.

10.3 LIMITATIONS ON INDEMNIFICATION. An indemnified party shall not assert any claim for indemnity pursuant to Section 10.2.of this Agreement with respect to any matter for which indemnification is available under this Agreement, until the aggregate amount of the Loss for which indemnification is available hereunder exceeds United Sates Dollars one hundred thousand (USD 100,000, the "Basket Amount"); PROVIDED, THAT thereafter the indemnifying party shall indemnify the indemnified party for the full amount of the Loss including the Basket Amount. Notwithstanding anything in this Agreement to the contrary, the maximum obligation of the Seller under this Article X shall not exceed fifty percent (50%) of the Purchase Price in the aggregate.

10.4     INDEMNIFICATION PROCEDURES.

10.4.1 NOTICE OF CLAIM. Any Party making a claim for indemnification pursuant to Section 10.2 above (an "Indemnified Party") must give the other Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Government Authority or other third party or otherwise discovers the facts giving rise to such claim for indemnification. The failure to give such notice shall not relieve the Indemnifying Party of any of its obligations under this Section 10 unless, and to the extent that, such party is prejudiced by the failure to deliver prompt notice. Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

10.4.2 CONTROL OF DEFENSE: CONDITIONS. The obligations of an Indemnifying Party under this Section with respect to Losses arising from claims of any third party that are subject to the indemnification provided in
         Section 10.2 above shall be governed by and contingent upon the following additional terms and conditions:


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                                                                   Page 17 of 25
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         (a)  At its option, an Indemnifying Party may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party (even if the provisions of Section 10.3 would or could limit such Indemnifying Party's obligation), which legal counsel shall be acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld or delayed).

         (b) Notwithstanding Section 10.4.2(a) above, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that such employment shall be at the Indemnified Party's own expense unless (1) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (2) the Indemnifying Party has failed to assume the defense and employ counsel, in which case the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnifying Party.

         (c) The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed). The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed); provided, however, that no such consent of the Indemnified Party shall be required if such judgment or settlement contains no finding or admission of fault or guilt on the part of the Indemnified Party and such judgment or settlement contains an unconditional release of the Indemnified Party with respect to the particular matter.

10.5 EXCLUSIVE REMEDY, WAIVER AND RELEASE. The indemnification provided under this Section 10 for money damages and the equitable remedies described in Section 7.1.2 (non-competition), shall be the Purchaser's and the Seller's sole and exclusive remedies, each against the other, with respect to matters arising under this Agreement of any kind or nature, or relating to the ownership, operation, management, use or control of the Business and the Purchased Assets.

10.6     ACKNOWLEDGEMENT BY THE PURCHASER.

              WITHOUT LIMITING THE GENERALITY OF SECTION 10.1 OF THIS AGREEMENT, THE PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING UPON ANY REPRESENTATION OR WARRANTY OF THE SELLER (OTHER THAN AS SET FORTH HEREIN OR IN THE OTHER TRANSACTIONAL DOCUMENTS) OR ANY REPRESENTATION OR WARRANTY OF THE SELLER'S AFFILIATES, AGENTS OR ADVISORS INCLUDING, WITHOUT LIMITATION, ANY INFORMATION, PROJECTION OR PROMISE CONTAINED IN ANY INFORMATIONAL MEMORANDUM OR OTHER MATERIAL DELIVERED BY OR ON BEHALF OF THE SELLER.


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10.7.    ARBITRATION.

10.7.1 ARBITRATION. If a dispute arises between the parties relating to the interpretation or performances of this Agreement or the grounds for the termination thereof, representatives of the parties with decision-making authority shall meet to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within thirty (30) days after such meeting the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the International Chamber of Commerce, by one (1) arbitrator. The place of arbitration shall be Geneva, Switzerland. The English language shall be used in any and all arbitral proceedings. The parties shall bear the costs of arbitration equally and shall bear their own expenses, including professional fees. The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.

10.7.2. GOVERNING LAW. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of Germany, without reference to conflicts of laws principles.




                                   ARTICLE XI
                                  MISCELLANEOUS

11.1 SEVERABILITY. Should one or several provisions of this Agreement be or become invalid, then the Parties hereto shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have concluded this Agreement with such new provisions. In case such provisions cannot be found or agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the Parties would not have concluded this Agreement without the invalid provisions.

11.2 NOTICES. All notices, requests, demands, waivers and other communication required or permitted to be given under this Agreement shall be given:

         If to the Seller:                           If to the Purchaser:
         Dade Behring Marburg GmbH                   Quidel Corporation
         Emil von Behring Strasse 76                 10165 McKellar Court
         35041 Marburg, Germany                      San Diego 92121
                                                     California, USA

         or, in each case, at such other address as may be specified in writing to the other Party.

         All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the date after such delivery, (ii) if by certified or registered mail, on the seventh business day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered provided that an additional copy is also sent by telecopy (with confirmation of receipt).

11.3 HEADINGS. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.


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11.4     ENTIRE AGREEMENT. This Agreement (including the Schedules hereto), and the other agreements and documents mentioned in and contemplated hereby when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

11.5 COUNTERPARTS. The Parties may execute this Agreement in separate counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

11.6 DISCLOSURE. Any information set forth in any Schedule attached to this Agreement or incorporated into any Section of this Agreement shall be considered to have been set forth in every other Schedule to this Agreement.

11.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.8 ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto, except to Affiliates and to a buyer of substantially all the pertinent business of either Party.

11.9 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity other than the Parties and their respective successors and permitted assigns.

11.10 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party.

11.11 AMENDMENT, WAIVERS, ETC. Except as otherwise expressly provided herein, no amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

11.12 NO STRICT CONSTRUCTION; INTERPRETATION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Person.


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                                   ARTICLE XII
                                 CONFIDENTIALITY

12.1 PURCHASER CONFIDENTIAL INFORMATION PROTECTION. The Purchaser hereby agrees that, except as set forth below, it will and shall cause its Affiliates to protect all Dade Behring Confidential Information from disclosure to third parties with the same degree of care that Purchaser protects its own confidential information and shall not, and shall cause its Affiliates not to, use any Dade Behring Confidential Information for any purpose other than for the purposes set forth in the Transactional Documents; PROVIDED, that the foregoing restrictions shall not apply to any Dade Behring Confidential Information: (i) which is or becomes available to Purchaser or its Affiliates from a source other than Dade Behring or its representatives provided that such source is not bound by a confidentiality agreement with Dade Behring;
         (ii) which is independently developed by Purchaser or its Affiliates without the benefit of Dade Behring Confidential Information; (iii) which becomes generally available to the public other than as a result of disclosure by the Purchaser or its Affiliates; or (iv) which is required to be disclosed by law, regulation or court or administrative order.

12.2 SELLER CONFIDENTIAL INFORMATION DEFINITION. "Dade Behring Confidential Information" shall mean (i) the "Schedule 1.04 Technical Information" (as defined in the Proprietary Rights Agreement), (ii) all non-public business records not relating exclusively to the Business and constituting part of the Purchased Assets, (iii) any proprietary or non-public information regarding the Seller's manufacturing procedures, product specifications, research and development, marketing plans or financial information, whether or not such information relates to the Business or other business of the Seller, including without limitation any proprietary or non-public information learned after the Closing by the Purchaser and/or its Affiliates through their respective performance under any of the Transactional Documents.

12.3 SELLER CONFIDENTIAL INFORMATION PROTECTION. The Seller hereby agrees that, except as set forth below, it will, and shall cause its Affiliates to, protect all Purchaser's Confidential Information from disclosure to third parties with the same degree of care that Seller protects its own confidential information and shall not, and shall cause its Affiliates not to, use any Confidential Information for any purpose other than the purposes set forth in the Transactional Documents ; provided, that the foregoing restrictions shall not apply to any Purchaser's Confidential Information: (i) which is or becomes available to Seller or its Affiliates from a source other than Purchaser or its representatives provided that such source is not bound by a confidentiality agreement with Purchaser; (ii) which is independently developed by Seller or its Affiliates without the benefit of Purchaser's Confidential Information; (iii) which becomes generally available to the public other than as a result of disclosure by the Seller or its Affiliates; or (iv) which is required to be disclosed by law, regulation or court or administrative order.

12.4 PURCHASER CONFIDENTIAL INFORMATION DEFINITION. "Purchaser's Confidential Information" shall mean (i) the "Schedule 1.02 Technical Information" (as defined in the Proprietary Rights Agreement), and (ii) any proprietary or non-public information regarding the Purchaser's manufacturing procedures, product specifications, research and development, marketing plans or financial information, of the Purchaser including without limitation any proprietary or non-public information learned after the Closing by the Seller and/or its Affiliates through their respective performance under any of the Transactional Documents.


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                                  ARTICLE XIII
                                   DEFINITIONS

13.1 DEFINITION OF CERTAIN TERMS. The terms defined in this Section 13.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this
         Agreement:

         "AFFILIATE" of a Person shall mean a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.

         "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

         "AGREEMENT" shall mean this Asset Purchase Agreement, including the Schedules hereto.

         "APPLICABLE LAW" shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority and (ii) Governmental Approvals.

         "BUSINESS" shall mean the Rapignost -Registered Trademark- Urine Test Strip Business relating to the human in vitro diagnosis of diseases or the determination of health status, i.e., the exclusion of diseases.

         "CONSENT" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority, in each case only if the failure to obtain, file, report or give notice would have a Material Adverse Effect.

         "GAAP" shall mean the generally accepted accounting principles of the United States.

         "DISTRIBUTION AGREEMENTS" shall mean the Distribution Agreements for the mutually agreed upon territories, substantially in the form attached hereto as Exhibit C.

         "GOVERNMENTAL APPROVAL" shall mean any Consent of any Governmental Authority.

         "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof.

         "KNOWN" or "KNOWLEDGE" shall mean the actual personal knowledge, without imputation of any other person and without independent investigation, of any senior manager employed by a Party for whom a significant portion of his or her duties relates to matters as to which the applicable representation or warranty is made hereunder.

         "LEASE AGREEMENT" shall mean the Lease Agreement with for that certain manufacturing facility located in Marburg, Germany relating to the Business, substantially in the form attached hereto as Exhibit D.

         "LIEN" shall mean any mortgage, pledge, charge, hypothecation or security interest.

         "LOSS" shall mean any loss, liability, deficiency, action, suit, proceeding, damage or expense, (including reasonable attorneys fees) but excluding any consequential damages.


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                                                                   Page 22 of 25
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         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the financial condition or operating results of the Business (taken as a whole).

         "PERSON" shall mean an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

         "PROPRIETARY RIGHTS" shall be as defined in the Proprietary Rights Agreement.

         "PROPRIETARY RIGHTS AGREEMENT" shall mean the Proprietary Rights Agreement, substantially in the form attached hereto as Exhibit A.

         "REASONABLE EFFORTS" shall mean reasonable efforts which are commercially reasonable under the circumstances, excluding the payment of any money or other consideration to any third party or the commencement of any litigation or arbitration.

         "TAX" or "TAXES" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, environmental, customs, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing.

         "TAX RETURN" shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TRANSACTIONAL DOCUMENTS" shall mean this Agreement, the Proprietary Rights Agreement, the Transitional Manufacturing Agreement, the Distribution Agreements, and the Lease Agreement.

         "TRANSITIONAL MANUFACTURING AGREEMENT" shall mean the Transitional Manufacturing and Transfer Assistance Agreement, substantially in the form attached hereto as Exhibit B.



13.2     CROSS-REFERENCES TO OTHER DEFINED TERMS.

         "ASSUMED LIABILITIES" shall have the meaning set forth in Section 1.3.

         "AVERAGE INVENTORY" shall have the meaning set forth in Section 2.4.1.

         "BASKET AMOUNT" shall have the meaning set forth in Section 10.3.

         "CONTRACTS" shall have the meaning set forth in Section 1.1.3.

         "EXCLUDED ASSETS" shall have the meaning set forth in Section 1.2.

         "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 1.4.

         "INDEMNIFICATION CLAIM NOTICE" shall have the meaning set forth in
         Section 10.4.1.

         "INDEMNIFIED PARTY" shall have the meaning set forth in Section 10.4.1.

         "INDEMNIFYING PARTY" shall have the meaning set forth in Section
         10.4.1.

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                                                                   Page 23 of 25

         "INVENTORY" shall have the meaning set forth in Section 1.1.2.

         "PROCEEDING" shall have the meaning set forth in Section 10.4.1.

         "PURCHASED ASSETS" shall have the meaning set forth in Section 1.1.

         "PURCHASE PRICE" shall have the meaning set forth in Section 2.1.

         "TRANSACTION EXPENSES" shall have the meaning set forth in Section
         7.3.1.

13.3     OTHER DEFINITIONAL PROVISIONS.

13.3.1 ACCOUNTING TERMS. Accounting terms (if any) which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of such accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the GAAP definition will control.

13.3.2 "HEREOF," ETC. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Section, clause and Schedule references contained in this Agreement are references to Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.


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                                                                   Page 24 of 25

                                  * * * * * *



IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the date first above written.



DADE BEHRING MARBURG GMBH



/s/ DONAL QUINN
---------------------------------------------
Name:    Donal Quinn
Title:   President, Europe Middle East Africa
         Managing Director




QUIDEL CORPORATION



/s/ ANDRE DE BRUIN
---------------------------------------------
Name:    Andre de Bruin
Title:   President, Chief Executive Officer




QUIDEL DEUTSCHLAND GMBH



/s/ ANDRE DE BRUIN
---------------------------------------------
Name:    Andre de Bruin
Title:



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